Exhibit 99.19

                                GENENTECH, INC.

                   LONG-TERM KEY EMPLOYEE INCENTIVE PROGRAM


     GENENTECH, INC., a Delaware corporation, hereby adopts the Genentech, Inc. Long-Term Employee Incentive Program (the "Program"), effective July 1, 1999.


                                   SECTION 1

                                  DEFINITIONS


     The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context;

     1.1     "BENEFICIARY" means the person or persons entitled (under
Section 5.4) to receive any vested portion of a Participant's Incentive Award upon the Participant's death.

     1.2 "BOARD OF DIRECTORS" means the Board of Directors of the Company, as constituted from time to time.

     1.3 "COMMITTEE" shall have the same meaning as assigned from time to time to the identical term under the Stock Option Plan.

     1.4     "COMPANY" means Genentech, Inc., a Delaware corporation.

     1.5 "DISABILITY" or "DISABLED" means permanent and total disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, including any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

     1.6     "EFFECTIVE DATE" means July 1, 1999.

     1.7 "ELIGIBLE EMPLOYEE" means an Employee who is designated by management as eligible to participate in the Program. For this purpose, "designated by management" shall mean a nomination by the Employee's department Vice President with oversight from the Vice President of Human Resources and subject to approval by the Company's Chief Executive Officer.

     1.8     "EMPLOYEE" means an employee of the Company.

     1.9 "INCENTIVE AMOUNT" means the cash bonus amount to which a Participant may become entitled pursuant to this Program.

     1.10 "PARTICIPANT" means an Employee who (a) becomes a Participant in the Program pursuant to Section 2.1 and (b) does not cease to be a Participant pursuant to Section 2.2.

     1.11 "PROGRAM" means the Genentech, Inc. Long-Term Key Employee Incentive Program, as set forth in this instrument and as hereafter amended from time to time.
     1.12 "STOCK OPTION PLAN" means the Genentech, Inc. 1996 Stock Option/Stock Incentive Plan, as hereafter amended from time to time.


                                   SECTION 2

                                 PARTICIPATION


     2.1 PARTICIPATION. Each Eligible Employee shall become a Participant in the Program on the Effective Date.

     2.2 TERMINATION OF PARTICIPATION. An individual who has become a Participant shall remain a Participant until his or her entire Incentive Award is forfeited and/or distributed in its entirety.


                                   SECTION 3

                                INCENTIVE AWARD


     3.1 INITIAL AMOUNT. On the Effective Date, the Company shall designate an Incentive Award for each Participant. A Participant's Incentive Award shall be (a) subject to vesting in accordance with Section 3.2, (b) adjusted for deemed interest in accordance with Section 3.3, and (c) paid out in accordance with Section 5.

     3.2 VESTING. A Participant shall vest as to one twenty-fourth of his or her Incentive Award cumulatively on the last day of each of the 24 months beginning on or after the Effective Date, subject to the Participant's continued employment with the Company and subject further to the Participant performing competently as determined by the Participant's direct manager's assessment of performance against goals and expectations for the Participant's position.

     3.3 DEEMED INTEREST ON ACCOUNTS. Each Incentive Award shall be adjusted to reflect deemed interest as of the end of each calendar quarter. The annual rate for crediting deemed interest during any quarter (which rate shall be adjusted quarterly) shall be the rate paid by two-year U.S. Treasury notes (at issuance) that are last issued during such quarter. Deemed interest under this Section 3.3 shall be calculated using a 360-day year and shall be compounded on a quarterly basis.

     3.4 FORM AND TIMING OF PAYMENT. On or prior to the Effective Date, each Participant shall elect the form and timing of payment for the vested portion (if any) of his or her Incentive Award. A Participant may elect (a) payment as of each March 31, June 30, September 30 and December 31 (of all amounts that are then vested), (b) payment as of each anniversary of the Effective Date (of all amounts that are then vested) or (c) payment of all vested amounts as soon as administratively practicable after the second anniversary of the Effective Date. A Participant later may not change his or her election as to the form and timing of payment. An election under this
Section 3.4 shall be made in such manner as the Committee may specify.


                                   SECTION 4

                                  ACCOUNTING


     4.1 PARTICIPANTS REMAIN UNINSURED CREDITORS. Incentive Awards shall for all purposes remain part of the Company's general assets unless and until such Awards are distributed. Each Participant's interest in the Program shall make him or her only a general, unsecured creditor of the Company.

     4.2 ACCOUNTING METHODS. The methods or formulas to be used under the Program for the purpose of determining the Participants' Incentive Awards, including the calculation and crediting of any deemed interest shall be determined by the Committee in its sole discretion. The methods or formulas selected by the Committee may be revised from time to time.

     4.3 REPORTS. Each Participant shall be furnished with a statement of his or her Incentive Award, reflecting the status of his or her interest in the Program, at the end of each calendar quarter during his or her participation in the Program.


                                   SECTION 5

                                 DISTRIBUTIONS


     5.1 NORMAL DISTRIBUTION TIMING AND RULES. Subject to Sections 5.2 and 5.3, distribution of the vested portion of a Participant's Incentive Award shall be made as soon as administratively practicable after the date or dates elected by the Participant under Section 3.4. Subject to the provisions of this Section 5, payment shall be made to the Participant, or in the event of the Participant's death, to the Participant's Beneficiary (or estate, as provided in Section 5.4).

     5.2 SPECIAL RULE FOR DEATH OR DISABILITY. If a Participant dies, the vested portion of the Participant's Incentive Award shall be immediately distributed to the Participant's Beneficiary as soon as administratively practicable after the date of death. If a Participant becomes Disabled, the vested portion of the Participant's Incentive Award shall be distributed to the Participant at the time and in the form elected by the Participant pursuant to Section 3.4; provided, however, that the Committee, in its sole discretion, may elect to distribute the vested portion of the Participant's Incentive Award in a lump sum as of any date after the date of Disability. The unvested portion of the Participant's Incentive Award, if any, shall be forfeited.

     5.3 SPECIAL RULE FOR TERMINATION OF EMPLOYMENT. If a Participant terminates his or her employment with the Company for a reason other than death or Disability, the vested portion of the Participant's Incentive Award shall be distributed to him or her in a lump sum as soon as administratively practicable after such termination. The unvested portion of the Participant's Incentive Award, if any, shall be forfeited.

     5.4 BENEFICIARY DESIGNATIONS. Each Participant may, pursuant to such procedures as the Committee may specify, designate one or more Beneficiaries.

          5.4.1 SPOUSAL CONSENT. If a Participant does not designate his or her spouse as sole primary Beneficiary, the beneficiary designation shall be ineffective unless such spouse consents to the designation. Any spousal consent required under this Section 5.4 shall be ineffective unless it is set forth in writing and signed by the spouse. Notwithstanding the preceding, if the Participant establishes to the satisfaction of the Company that written spousal consent may not be obtained because the spouse cannot be located, his or her designation shall be effective without a spousal consent. Any spousal consent required under this Section 5.4 shall be valid only with respect to the spouse who signs the consent.

          5.4.2 CHANGES AND FAILED DESIGNATIONS. A Participant may change or revoke Beneficiary designations by delivering a new designation (or revocation) in the manner described in Section 5.4.1. Any designation or revocation shall be effective only if it is received by the Company.
However, when so received, the designation or revocation shall be effective as of the date the notice is executed (whether or not the Participant still is living), but without prejudice to the Company on account of any payment made before the change is recorded. The last effective designation received by the Company shall supersede all prior designations. If a Participant dies without having effectively designated a Beneficiary, or if no Beneficiary survives the Participant, the vested portion of the Participant's Incentive Award shall be payable (a) to his or her surviving spouse (if any), or (b) if the Participant is not survived by a spouse, to the Participant's estate.

     5.5 PAYMENTS TO INCOMPETENTS. If any individual to whom a benefit is payable under the Program is a minor or legally incompetent, the Committee shall determine whether payment shall be made directly to the individual, any person acting as his or her custodian or legal guardian under the California Uniform Transfers to Minors Act, his or her legal representative or a near relative, or directly for his or her support, maintenance or education.

     5.6 PAYMENT IN CASH OR ITS EQUIVALENT. All payments from the Program shall be made in cash or its equivalent.

     5.7 TAX WITHHOLDING. The Company shall withhold and/or collect all applicable taxes payable in connection with Incentive Awards, including but not limited to, any federal, FICA, state, and local income and employment taxes,

     5.8 COMMITTEE DISCRETION. Within the specific time periods described in this Section 5, the Committee shall have sole discretion to determine the specific timing of the payment of any Incentive Award under the Program.


                                   SECTION 6

                          ADMINISTRATION OF THE PROGRAM


     6.1 COMMITTEE. The Program shall be administered by the Committee. The Committee shall have the authority to control and manage the operation and administration of the Program.

     6.2 ACTIONS BY COMMITTEE. Each decision of a majority of the members of the Committee then in office shall constitute the final and binding act of the Committee. The Committee may act with or without a meeting being called or held and shall keep minutes of all meetings held and a record of all actions taken by written consent.

     6.3 POWERS OF COMMITTEE. The Committee shall have all powers and discretion necessary or appropriate to supervise the administration of the Program and to control its operation in accordance with its terms, including, but not by way of limitation, the following powers:

               (a) To interpret and determine the meaning and validity of the provisions of the Program and to determine any question arising under, or in connection with, the administration, operation or validity of the Program or any amendment thereto;

               (b) To determine any and all considerations affecting the eligibility of any Employee to become a Participant or remain a Participant in the Program;

               (c) To determine the status and rights of Participants and their spouses, Beneficiaries or estates;

               (d) To employ such counsel, agents and advisers, and to obtain such legal, clerical and other services, as it may deem necessary or appropriate in carrying out the provisions of the Program;

               (e) To establish, from time to time, rules for the performance of its powers and duties and for the administration of the Program;

               (f) To delegate to any one or more of its members or to any other person, severally or jointly, the authority to perform for and on behalf of the Committee one or more of the functions of the Committee under the Program; and

               (g) To decide all issues and questions regarding Incentive Award, vesting therein, and the time, form, manner, and amount of distributions to Participants.

     6.4 DECISIONS OF COMMITTEE. All actions, interpretations, and decisions of the Committee shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

     6.5 ADMINISTRATIVE EXPENSES. All expenses incurred in the administration of the Program, including legal fees and expenses, shall be paid and borne by the Company.

     6.6 ELIGIBILITY TO PARTICIPATE. No member of the Committee who also is a Participant shall be excluded from participating in the Program, but as a member of the Committee, he or she shall not be entitled to act or pass upon any matters pertaining specifically to his or her own Incentive Award.

     6.7 INDEMNIFICATION. The Company shall, and hereby does, indemnify and hold harmless the members of the Committee, from and against any and all losses, claims, damages or liabilities (including attorneys' fees and amounts paid, with the approval of the Board, in settlement of any claim) arising out of or resulting from the implementation of a duty, act or decision with respect to the Program, so long as such duty, act or decision does not involve gross negligence or willful misconduct on the part of any such individual.


                                   SECTION 7

                                    FUNDING


     7.1 UNFUNDED PROGRAM. Participants' Incentive Awards under the Program shall be paid solely from the Company's general assets. The interest of the Participant in his or her Incentive Award, including his or her right to distribution thereof, shall be an unsecured claim against the general assets of the Company. Nothing contained in the Program shall give any Participant or Beneficiary any interest in or claim against any specific assets of the Company.


SECTION 8

MODIFICATION OR TERMINATION OF PROGRAM


     8.1 COMPANY'S OBLIGATION IS LIMITED. The Company intends to continue the Program indefinitely, and to maintain each Participant's Incentive Award until it is scheduled to be paid to him or her in accordance with the provisions of the Program. However, the Program is voluntary on the part of the Company, and the Company does not guarantee to continue the Program. The Company at any time may amend the Program, with or without cause.

     8.2 RIGHT TO AMEND OR TERMINATE. The Board of Directors reserves the right to amend or terminate the Program for any reason, provided that (a) no amendment or termination of the Program, without the consent of the Participant, reduces the Participant's vested Incentive Award, or (b) the Program shall not be terminated until all vested amounts (and amounts that possibly still may vest) have been distributed to the Participants (or Beneficiaries).


                                   SECTION 9

                              GENERAL PROVISIONS


     9.1 INALIENABILITY. In no event may either a Participant, a former Participant or his or her Beneficiary, spouse or estate sell, transfer, anticipate, assign, hypothecate, or otherwise dispose of any right or interest under the Program; and such rights and interests shall not at any time be subject to the claims of creditors nor be liable to attachment, execution or other legal process. Accordingly, for example, a Participant's interest in the Program is not transferable pursuant to a domestic relations order.

     9.2 RIGHTS AND DUTIES. Neither the Company nor the Committee shall be subject to any liability or duty under the Program except as expressly provided in the Program, or for any action taken, omitted or suffered in good faith.

     9.3 NO EFFECT ON EMPLOYMENT. Neither the establishment or maintenance of the Program, nor any action of the Company or the Committee, shall be held or construed to confer upon any individual any right to be continued as an employee, or upon dismissal, any right or interest in any specific assets of the Company other than as provided in the Program. The Company expressly reserves the right to discharge any employee at any time, with or without cause.

     9.4 APPLICABLE LAW. The provisions of the Program shall be construed, administered and enforced in accordance with the laws of the state of California (other than its conflict of laws provisions).

     9.5 SEVERABILITY. If any provision of the Program is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Program, and in lieu of each provision that is held invalid or unenforceable, there shall be added as part of the Program a provision that shall be as similar in terms to such invalid or unenforceable provision as may be possible and be valid, legal, and enforceable.

     9.6 CAPTIONS. The captions contained in the Program are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Program nor in any way shall affect the construction of any provision of the Program.